Exhibit 99.1

Company Contact:

Opexa Therapeutics, Inc.

Neil K. Warma

281.775.0600

nwarma@opexatherapeutics.com

Opexa Therapeutics, Inc. Announces Pricing of Public Offering of Common Stock and Warrants

THE WOODLANDS, Texas (February 8, 2011) – Opexa Therapeutics, Inc. (NASDAQ:OPXA), a company developing Tovaxin®, a novel T-cell therapy for multiple sclerosis (MS), today announced the pricing of an underwritten public offering of 4,146,500 units at a price to the public of $2.05 per unit, for gross proceeds of $8,500,325. Each unit consists of one share of common stock and a warrant to purchase four-tenths (0.40) of a share of common stock. The shares of common stock and warrants are immediately separable and will be issued separately such that no units will be issued. The warrants are exercisable immediately upon issuance, having a five-year term and an exercise price of $2.61 per full share. The net proceeds to Opexa from this offering are expected to be approximately $7,622,800, after deducting underwriting discounts and commissions and other estimated offering expenses. The offering is expected to close on or about February 11, 2011, subject to customary closing conditions. All of the shares in the offering are to be sold by Opexa.

Lazard Capital Markets LLC is acting as sole book-running manager in the offering.

Opexa intends to use the proceeds from this offering for general corporate purposes (including working capital and operational purposes) and to prepare for and proceed toward the initiation of a pivotal Phase III clinical study in the United States of Tovaxin in relapsing remitting MS (RRMS).

The offering is made pursuant to the shelf registration statement on Form S-3 that was filed by Opexa with the Securities and Exchange Commission (SEC) and declared effective by the SEC on November 23, 2009. A preliminary prospectus supplement relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus supplement relating to the offering, when available, may be obtained from the offices of Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020 or via telephone at (800) 542-0970, or from the above-mentioned SEC website. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Opexa

Opexa Therapeutics, Inc. is dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases. The Company’s leading therapy, Tovaxin®, is a personalized cellular immunotherapy treatment that is in clinical development for MS. Tovaxin is derived from T-cells isolated from peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin and, thereby, reduces the risk of relapse over time.

Opexa has completed a Phase IIb clinical study with Tovaxin in 150 patients with MS. Data from this clinical study show evidence that RRMS patients treated with Tovaxin saw overall clinical and disability benefits over the placebo group, including a clinically relevant decrease in the Annualized Relapse Rate (ARR), and improvement in disability score (EDSS), as well as an excellent safety profile with no serious adverse events related to Tovaxin treatment.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com.

Cautionary Statement Relating to Forward - Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the Company’s expectations regarding the completion, timing and size of the proposed public offering, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering, the Company’s capital position, the ability of the Company to enter into and benefit from a partnering arrangement for the Company’s product candidate, Tovaxin, on reasonably satisfactory terms (if at all), and our dependence (if partnered) on the resources and abilities of any partner for the further development of Tovaxin, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of developing a marketable product, our ability to raise additional capital to continue our treatment development program and to undertake and complete the pivotal Phase III study in the United States for Tovaxin in RRMS, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights (including for Tovaxin), the risk of litigation regarding our intellectual property rights, the success of third party development and commercialization efforts with respect to products covered by intellectual property rights transferred by the Company, our limited manufacturing capabilities, our dependence on third-party manufacturers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this prospectus supplement. We assume no obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any changes in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC, and in the preliminary prospectus supplement related to the offering filed with the SEC.

# # #